Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-137902
Dated July 1, 2009

Bloomberg Ticker: SPGRCUUT
Reuters Ticker: .SPGRCUUT

S&P U.S. Carbon Efficient Index
Benchmark Performance With Lower Carbon Emissions
June 30, 2009 Presentation

The S&P U.S. Carbon Efficient Index was launched on March 9, 2009. Accordingly, the Index performance from September 17, 2004 to March 6, 2009 shown in this presentation does not reflect the performance of the actual Index, but has been back-calculated on a retrospective basis by Standard & Poor's. The Index did not exist during the period of retrospective calculation, and past performance is not indicative of how the Index will perform in the future.

                                                           [Deutsche Bank LOGO]

Carbon Emissions
Growing Impact Everywhere

It is widely believed (that CO)2 emissions are causing global warming and climate change with far reaching negative impact to the planet Potential
Effects on Environment:

--   Substantial temperature increase and sea-level rise by end of century
--   Glacial retreat: Glacier National Park had 27 glaciers in 2007 versus 150 in 1910 and it is speculated that Himalayan glaciers could disappear by mid century
--   Rising levels of CO2 in oceans will harm aquatic life and ecosystems; many species are threatened due to rising sea temperatures
--   Severe storms and weather patterns causing destruction of property and crops

Potential Effect on Humanity:

--   Millions of homes around the world may be flooded by rising sea levels

--   Underdeveloped nations may face armed conflict and riots over shortages of resources and food

Sources: Wikipedia, National Geographic Magazine, The Telegraph

                                    page 1

Low Carbon Indices Have Been Unsuccessful Thus Far

Existing Carbon Indices have underperformed their equity benchmarks

--   There has been negative alpha in most long-only Carbon Indices

--   Some European Low Carbon Indices have underperformed by more than 20%
     since 2004

--   Investors have been unwilling to forgo performance in order to be "green"

Carbon Index "Trackers" have recently been introduced in Europe

--   These indices include all benchmark companies -- overweight Low Carbon companies and underweight high carbon companies

--   Resulting performance is in line with benchmark but only marginally lower carbon footprint

How can market performance be delivered with a meaningfully lower Carbon
Footprint?

                                    page 2

S&P U.S. Carbon Efficient Index
Market Performance with a Carbon Efficient Perspective

S&P U. S. Carbon Efficient Index aims to closely track S&P 500 performance with a lower Carbon Footprint and Greenhouse Gas emissions

A "Green" alternative/complement to the S&P 500 benchmark

--   Very high correlation to S&P 500 (0.99)

--   Historically close tracking to S&P 500 performance since 2004 (1.1%
     annualized tracking error)

--   45% lower Carbon Footprint (higher energy efficiency) compared to S&P 500

--   60% lower Greenhouse Gas emissions (total emissions tonnage per year)

S&P U. S. Carbon Efficient Index was developed in collaboration with Deutsche
Bank and Trucost, the market leader in company Carbon Footprint analysis.

                                    page 3

S&P U.S. Carbon Efficient Index
Executive Summary

An index of up to 375 of the lowest Carbon Footprint companies from the S&P 500

--   Carbon Footprint measured by Trucost PLC, an industry leader in providing detailed Carbon Footprint analysis worldwide

--   The Index excludes "worst" polluters from the S&P 500 (reduces overall
     Carbon Footprint)

--   No more than 50% of an S&P GIC Sector can be excluded (1) (minimize tracking error)

Index constituents are re-optimized quarterly to track the S&P 500

--   Northfield Optimizer used to create the optimal number of constituents and their weights within the Carbon Index

--   Optimizer is completely quantitative and contains no discretion or subjectivity

Owned and calculated by Standard & Poor's, developed in collaboration with
Deutsche Bank.

Deutsche Bank has been granted a period of worldwide exclusivity on Structured
Products and ETFs on the Index

(1)During the exclusion process, a company can be eligible for the Carbon Index if the current total excluded percentage of a sector is below 50% and the company's incremental S&P weight causes the excluded percentage of its sector to exceed 50% but not 55%.

                                    page 4

S&P U.S. Carbon Efficient Index Methodology
A quarterly process maintained by Standard & Poor's

                               [GRAPHIC OMITTED]

(1)During the exclusion process, a company can be eligible for the Carbon Index if the current total excluded percentage of a sector is below 50% and the company's incremental S&P weight causes the excluded percentage of its sector to exceed 50% but not 55%.

                                    page 5

Carbon Reduction Analysis:
Annual Carbon Footprint Comparison (GHG Emissions / Annual Revenues)

                               [GRAPHIC OMITTED]

Source: Standard & Poor's, Trucost PLC

                                    page 6

Carbon Reduction Analysis:
Annual Total Carbon Emissions (Total GHG Emissions Tonnage)

                               [GRAPHIC OMITTED]

Source: Standard & Poor's, Trucost PLC

                                    page 7

S&P U.S. Carbon Efficient Index: Index Levels
Historical and retrospective index levels vs. S&P 500 TR Index

                               [GRAPHIC OMITTED]

S&P U.S. Carbon Efficient Index has been retrospectively calculated and did not exist prior to March 9, 2009. Accordingly, the results shown during the retrospective periods are hypothetical and do no reflect actual returns. Past performance is not necessarily indicative of how the Index will perform in the future. The performance of any investment product based on the Index would have been lower than the Index as a result of fees and/or costs.

Source: Standard & Poor's, Bloomberg

                                    page 8

S&P U.S. Carbon Efficient Index: Annual Returns
Historical and retrospective annual returns vs. S&P 500 TR Index

                               [GRAPHIC OMITTED]

S&P U.S. Carbon Efficient Index has been retrospectively calculated and did not exist prior to March 9, 2009. Accordingly, the results shown during the retrospective periods are hypothetical and do no reflect actual returns. Past performance is not necessarily indicative of how the Index will perform in the future. The performance of any investment product based on the Index would have been lower than the Index as a result of fees and/or costs.

2004 return is from Index Inception Date of September 17, 2004; Annualized return is over entire period from September 17, 2004

Source: Standard & Poor's, Bloomberg

                                    page 9

S&P U.S. Carbon Efficient Index: Tracking Error
Historical and retrospective annual tracking error vs. S&P 500 TR Index

                               [GRAPHIC OMITTED]

S&P U.S. Carbon Efficient Index has been retrospectively calculated and did not exist prior to March 9, 2009. Accordingly, the results shown during the retrospective periods are hypothetical and do no reflect actual returns. Past performance is not necessarily indicative of how the Index will perform in the future. The performance of any investment product based on the Index would have been lower than the Index as a result of fees and/or costs.

2004 tracking error is from Index Inception Date of September 17, 2004;

Annualized tracking error is over entire period from September 17, 2004

Source: Standard & Poor's, Bloomberg

                                    page 10

S&P U.S. Carbon Efficient Index: Performance Summary

S&P U.S. Carbon Efficient Index -- Retrospective Index Levels

                               [GRAPHIC OMITTED]

Retrospective Annual Performance vs. Actual S&P 500 Returns

                               [GRAPHIC OMITTED]

S&P U.S. Carbon Efficient Index -- Summary Analytics

                                           S&P U.S. Carbon      S&P 500 Total
                                           Efficient TR Index    Return Index

Returns                   1 Month                0.1%               0.2%

                          3 Month                15.6%              15.9%

                          YTD                    3.5%               3.2%

Annualized Returns        1 Year                 -26.8%             -26.2%

                          3 Years                -8.2%              -8.2%

                          Since Inception*       -2.4%              -2.2%

Annualized Volatility     Since Inception*       24.2%              24.1%

Sharpe Ratio              Since Inception*       N/A                N/A

Correlation: S&P 500      Since Inception*       0.9989             1.00

Tracking Error vs S&P 500 Since Inception*       1.1%               -

Volatility Analysis September 17, 2004 -- Jun 30, 2009

                               [GRAPHIC OMITTED]

S&P U.S. Carbon Efficient Index has been retrospectively calculated and did not exist prior to March 9, 2009. Accordingly, the results shown during the retrospective periods are hypothetical and do no reflect actual returns. Past performance is not necessarily indicative of how the Index will perform in the future. The performance of any investment product based on the Index would have been lower than the Index as a result of fees and/or costs.

*Inception date for the Index was September 17, 2004

Source: Standard & Poor's, Bloomberg

                                    page 11

S&P U.S. Carbon Efficient Index: Monthly Comparisons

S&P U.S. Carbon Efficient Index -- Simulated Monthly Performance

       2004   2005   2006   2007   2008    2009
--------------------------------------------------
Jan           -2.17% 2.14%  1.25%  -6.22%  -8.17%
Feb           1.53%  0.28%  -1.98% -2.73%  -10.74%
Mar           -1.49% 1.32%  1.01%  -0.45%  9.13%
Apr           -1.82% 0.90%  4.29%  4.63%   10.06%
May           3.19%  -2.77% 3.37%  1.94%   5.01%
Jun           0.26%  0.17%  -1.66% -8.25%  0.06%
Jul           3.79%  0.86%  -3.10% -0.44%
Aug           -0.92% 2.72%  1.58%  1.46%
Sep    -1.15% 0.40%  2.64%  3.52%  -9.08%
Oct    1.20%  -1.47% 3.16%  1.70%  -17.45%
Nov    3.84%  4.00%  2.03%  -4.54% -7.68%
Dec    3.22%  0.12%  1.89%  -0.79% 1.06%
Annual 7.22%  5.28%  16.32% 4.31%  -37.15% 3.45%

S&P 500 -- Actual Monthly Performance

       2004   2005   2006   2007   2008    2009
--------------------------------------------------
Jan           -2.44% 2.65%  1.51%  -6.00%  -8.43%
Feb           2.10%  0.27%  -1.96% -3.25%  -10.65%
Mar           -1.77% 1.24%  1.12%  -0.43%  8.76%
Apr           -1.90% 1.34%  4.43%  4.87%   9.57%
May           3.18%  -2.88% 3.49%  1.30%   5.59%
Jun           0.14%  0.14%  -1.66% -8.43%  0.20%
Jul           3.72%  0.62%  -3.10% -0.84%
Aug           -0.91% 2.38%  1.50%  1.45%
Sep    -1.19% 0.81%  2.58%  3.74%  -8.91%
Oct    1.53%  -1.67% 3.26%  1.59%  -16.79%
Nov    4.05%  3.78%  1.90%  -4.18% -7.18%
Dec    3.40%  0.03%  1.40%  -0.69% 1.06%
Annual 7.94%  4.91%  15.79% 5.49%  -37.00% 3.16%

S&P U.S. Carbon Efficient Index -- Monthly Excess Return vs. S&P 500

       2004   2005   2006   2007   2008   2009
-----------------------------------------------
Jan           0.26%  -0.50% -0.26% -0.22% 0.26%
Feb           -0.57% 0.01%  -0.02% 0.52%  -0.09%
Mar           0.28%  0.08%  -0.11% -0.02% 0.37%
Apr           0.08%  -0.45% -0.14% -0.24% 0.49%
May           0.01%  0.11%  -0.12% 0.65%  -0.58%
Jun           0.12%  0.04%  0.01%  0.18%  -0.14%
Jul           0.07%  0.24%  0.00%  0.40%
Aug           -0.01% 0.34%  0.08%  0.01%
Sep    0.04%  -0.41% 0.06%  -0.22% -0.17%
Oct    -0.32% 0.19%  -0.10% 0.11%  -0.66%
Nov    -0.21% 0.22%  0.13%  -0.36% -0.51%
Dec    -0.19% 0.08%  0.49%  -0.10% -0.01%
Annual -0.72% 0.37%  0.52%  -1.18% -0.15% 0.29%

S&P U.S. Carbon Efficient Index Monthly Annualized Tracking Error

       2004  2005  2006  2007  2008  2009
--------------------------------------------

Jan          0.83% 1.10% 0.64% 1.44% 1.43%
Feb          0.80% 0.76% 0.48% 1.39% 1.55%
Mar          0.80% 0.73% 0.73% 1.22% 1.44%
Apr          1.04% 1.19% 0.53% 1.33% 1.35%
May          0.66% 1.08% 0.68% 1.13% 1.24%
Jun          0.71% 0.78% 0.64% 1.01% 1.14%
Jul          0.69% 0.99% 1.32% 2.02%
Aug          0.65% 0.62% 1.21% 0.75%
Sep          0.77% 0.80% 0.67% 1.83%
Oct    0.59% 0.82% 0.62% 1.23% 2.95%
Nov    0.70% 0.48% 0.58% 1.25% 2.02%
Dec    0.53% 0.60% 0.85% 0.76% 1.87%
Annual 0.65% 0.76% 0.86% 0.89% 1.68% 1.35%

S&P U.S. Carbon Efficient Index has been retrospectively calculated and did not exist prior to March 9, 2009. Accordingly, the results shown during the retrospective periods are hypothetical and do no reflect actual returns. Past performance is not necessarily indicative of how the Index will perform in the future. The performance of any investment product based on the Index would have been lower than the Index as a result of fees and/or costs.

September results shown are from Index Inception Date of September 17, 2004

Source: Standard & Poor's, Bloomberg

                                    page 12

Contacts

Global Markets Structuring - Americas

Michael Nadel -- T. +1 212 250 8866

Structured Equity Sales - US

T. +1 212 250 9905

                                    page 13

Disclaimer

This document is intended for discussion purposes only and does not create any legally binding obligations on the part of Deutsche Bank AG and/or its affiliates ("DB"). When making an investment decision, you should rely solely on the final documentation relating to the transaction and not the summary contained herein. DB is not acting as your financial adviser or in any other
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or products mentioned herein may not be appropriate for all investors and
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Assumptions, estimates and opinions contained in this document constitute our judgment as of the date of the document and are subject to change without notice. Any projections are based on a number of assumptions as to market conditions and there can be no guarantee that any projected results will be achieved. Past performance is not a guarantee of future results. This material
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Poor's does not make any representation or warranty, express or implied, to the owners of the Products or any member of the public regarding the advisability of investing in securities generally or in the Products particularly or the ability of the S&P Indices to track general stock market performance. S&P's
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trade names of S&P and of the S&P Indices, which indices are determined, composed and calculated by S&P without regard to the Licensee or the Products.
S&P has no obligation to take the needs of the Licensee or the owners of the
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determination of the timing of, prices at, or quantities of the Products to be issued or in the determination or calculation of the equation by which the
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connection with the administration, marketing or trading of the Products.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P INDICES
OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS,
OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED,
AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE PRODUCTS OR ANY OTHER
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S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL
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OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL,
PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF
NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

                                    page 14

Important Information

Deutsche Bank AG has filed a registration statement (including a prospectus)
with the Securities and Exchange Commission, or SEC, for offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to such offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and the offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.
Alternatively, Deutsche Bank AG, any agent or any dealer participating in the offering will arrange to send you the prospectus if you so request by calling toll-free 1-800-311-4409.

Risk Factors

LIMITED HISTORY OF THE INDEX -- Publication of the Index began on March 9,
2009. Therefore, the Index has very limited performance history, and no actual investments which allowed a tracking of the performance of the Index was possible before that date.

STANDARD & POOR'S, AS THE SPONSOR OF THE INDEX, MAY ADJUST THE INDEX IN A WAY
THAT AFFECTS ITS LEVEL --Standard & Poor's, as the sponsor of the Index, is responsible for calculating and maintaining the Index. The sponsor can make methodological changes that could affect the level of the Index. You should realize that any changes in the components of the Index, as well as changes in the components of the S&P 500 Index, may affect the Index, as any newly added component stock may perform significantly better or worse than the component stock it replaces.

INDEX STRATEGY RISK -- The Index seeks to closely track the S&P 500 Index performance with a basket of stocks having a lower carbon footprint and greenhouse gas emissions. AN INVESTMENT LINKED OR RELATED TO THE INDEX IS NOT
THE SAME AS AN INVESTMENT IN THE S&P 500 INDEX OR IN ANY OF ITS UNDERLYING
COMPONENTS. The Index may not successfully track the market performance of the
S&P 500 Index.

                                    page 15